Dated: October 25, 2000

BETWEEN:

MYTRAVELGUIDE.COM, INC., with offices at

Suite 200, 100 Park Royal, West Vancouver, British Columbia, V7T 1A2

Phone No. (604) 647-6627 Fax No. (604) 922-1666

(herein referred to as the "Company")

Of the First Part

AND:

JOAN ARNOLD, businesswoman,

residing at 24-94 Bridgeport Rd. E., Waterloo, Ont. N2J 2J9

Phone No. 519-577-3417

E-Mail: pjarnold@hotmail.com

(herein referred to as the "Contractor")

Of the Second Part

WHEREAS:

The Contractor has accepted an engagement to work for the Company in accordance with the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements herein contained, the parties agree as follows:

1. Services:

The Contractor shall carry out the work description outlined in Schedule A.

2. Compensation:

a) The Contractor's remuneration is set forth in Schedule A. The Contractor agrees to provide the Company with an invoice in this regard, to include agreed upon fees, expenses and GST.

b) The parties acknowledge and agree that the Contractor in an independent contractor of the Company, not an employee, and as such shall be responsible for supplying their own equipment, providing the Company with regular invoices relating to amounts outstanding to the Contractor, and paying any and all taxes (including GST), or employment benefits which are payable as a result of fees and commissions paid to the Contractor by the Company.

3. Term and Termination:

a) The term of this Agreement commences on the date set out at the top of the first page hereof and continues for the period of time required to complete the work description in Schedule A, estimated to be 2 months. The parties may extend the term by mutual consent in writing.

b) Either party may terminate this Agreement at any time and for any reason upon providing the other party with 2 weeks written notice of termination. If terminated, the Contractor shall continue to be bound by the terms of sections 4, 5 and 6 of this Agreement. Such termination shall not affect any amount owing, obligation or liability existing or incurred prior to the date of such termination, including fees payable to the Contractor.

4. Covenant Not to Compete:

a) In consideration for the engagement granted under this Agreement, the Contractor agrees that he/she will not directly or indirectly compete with the Company during the term of this Agreement and for a period of six months from the date on which the Agreement terminates. This covenant not to compete shall apply worldwide; and shall prohibit the following activities:

i. the development, production, sale, or marketing of an internet travel site utilizing a human guide system and/or live online travel agency;

ii. any business dealings or contact with the Company's clients, except those which demonstratively do not relate to or compete with the business of the Company; or

iii. being an employee, employer, officer, director, partner, trustee or shareholder of more than five (5%) percent of the outstanding common stock of any person or entity that does any of the activities referred to in the proceeding paragraphs (i) and (ii).

a) The Contractor acknowledges that all computer programs or other technical developments relating to the business of the Company, made by him/her during the term of this Agreement, are the property of the Company and are subject to the restrictions set forth in this section.

b) The Contractor acknowledges that the scope of the restrictions described in paragraph 4a) as to restricted activities, time and area are fair and reasonably required to protect the Confidential Information and legitimate interests of the Company. Should any aspect of the covenant not to compete be found to be unfairly restrictive by a court of competent jurisdiction, such court may substitute the largest area, broadest interpretation of the business of the Company, or longest time period it deems to be fair in the circumstances, and this clause shall then continue in full force and effect.

5. Confidentiality and Ownership of Technology

a) The Contractor recognizes and acknowledges that during the term of this Agreement he/she will have access to certain information not generally known to the public, relating to the products, services, sales or business of the Company and business of the Company's clients. This information may include, without limitation, computer software, hardware and data, computer programs, business plans, domain names, customer contact lists, sources of supply, prospects or projections, marketing techniques, processes, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). The Contractor recognizes that this Confidential Information constitutes a valuable, special and unique asset of the Company and its clients, access to and knowledge of which are essential to the performance of the Contractor's duties.

b) The Contractor agrees that he/she will not use or disclose to any person for any purpose other than for the benefit of the Company, any Confidential Information. The Contractor further agrees not to permit any person to use, examine and/or make copies of any documents, files, data or other information sources that contain Confidential Information, without the prior written permission of the Company.

c) The Contractor agrees that upon request by the Company or, in any event, upon termination of this Agreement, the Contractor shall turn over to the Company all Confidential Information in the Contractor's possession.

d) The Contractor may, in the course of working with the Company, develop tangible and intangible property including without limitation, software, hardware, know-how, Internet domain names, designs, techniques, documentation and other material regardless of the form or media in or on which such is stored, some or all of which property may be protected by patents, trade secrets, trade marks, or industrial designs (collectively, the "Proprietary Property").

e) The Contractor agrees that all right, title and interest in and to Proprietary Property which he/she may develop in the course of employment with the Company, whether alone or jointly with others, shall belong to the Company and the Contractor shall have no rights in any such Proprietary Property. At the request and expense of the Company, the Contractor agrees to do all acts necessary and sign all documentation necessary in order to assign all rights in the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trade marks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world.

f) The Contractor shall not use unauthorized software on Company equipment during the course of employment with the Company.

g) The Contractor shall not make any unauthorized use of the Company's computer systems, communications network, databases or files. The Contractor shall adhere to all Company policies regarding the use of such computer systems communication networks, databases or files.

5. Injunctive Relief:

a) The Contractor acknowledges that disclosure of any Confidential Information or Proprietary Property or breach of any of the non-competition covenants or other agreements contained herein would give rise to irreparable injury to the Company, which injury would be inadequately compensated in money damages alone. Accordingly, the Company may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies that may be available. The Contractor further acknowledges and agrees:

i. that in the event of termination of this Agreement, the Contractor's experience and capabilities are such that the Contractor can obtain engagement in business activities which are of a different and non-competing nature with his activities as a Contractor of the Company.

ii. that the enforcement of a remedy hereunder by way of injunction shall not prevent the Contractor from earning a reasonable livelihood.

iii. that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

7. General:

a) This Agreement shall not be modified, amended, rescinded or waived, in whole or in part, except by written amendment signed by the parties hereto.

b) Each of the parties acknowledges and confirms that he/she has been provided sufficient opportunity to obtain the recommended independent legal advice and understands the terms of, and its rights and obligations under this Agreement.

c) Time is of the essence with respect to the performance of obligations in this Agreement.

d) This Agreement shall inure to the benefit of and be binding on all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

e) This Agreement shall be construed and governed by the laws of the Province of British Columbia.

f) The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

g) The following schedule(s) is incorporated into this Agreement by reference:

Schedule "A" Work Description

h) The parties hereto acknowledge that they have carefully read this Agreement and understand and agree to be bound by all of the terms and conditions found herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Mytravelguide.com, Inc. Joan Arnold

Per: _________________________ ____________________________

Authorized Signatory Signature

____________________________

Witness

SCHEDULE A

Work Description

for

MyTravelGuide.com, Inc.

Prepared by: Joan Arnold

Date: October 25, 2000

Introduction:

This document outlines a proposal for a 45-day consulting contract to develop a business plan for MyTravelGuide.com. The project outline is based on the assumption that most of the information in the current business plan can be used. The work will focus on financial models, sources of revenue, and project budgets.

Objective:

The business plan will be developed with the objective of securing financing, and enhancing the revenue and profitability of MyTravelGuide.com.

Scope:

The proposed work will include Phase I - Preparation for Business Plan Development, and Phase II - Business Plan Development, as described below. Phase III - Implementation, will be negotiated as a further contract or full-time position based on the results of the first two phases.

Phase I - Preparation for Business Plan Development

During the preparation phase, the first priority will be to meet with a shortlist of consultants to negotiate the contract and develop a work statement for Phase II. This phase would also include a thorough review of the current situation, and preparation of preliminary financial models, schedules, and budgets. The third-party consulting contract would be awarded and, as far as possible, any information suggested in the consultant's work statement would be gathered. If market research is required, a plan would be created during this phase to ensure that it could be completed within the two-month elapsed time of the contract.

The review of the current situation would include:

The Company

corporate structure

organization - management and personnel

partnerships and alliances

professional agreements

The Company Mission

description of the current mission

or suggestions for a mission

Products and Services

existing products and services

proposed products and services

pricing models

supplier agreements

proposed sources of supply

<Marketing and Sales Strategy

the industry

the competition

market segments

current clients

target segment

marketing plans

sales strategy

Technology and Operations

current technology

current projects

business processes

resources

operations agreements

Financials

project plans and budgets

current and projected expenses, revenue, assets, liabilities, cash flow break-even analysis

sensitivity analysis

sources and application of funds

Phase II - Business Plan Development

During this phase, the third-party consultant will develop the business plan according to the negotiated work statement. I would act as internal project leader to facilitate and expedite the process internally.

Phase III - Business Plan Implementation

Based on the results of Phases I and II, a further contract or permanent position would be negotiated with the objective of implementing the business plan and enhancing the profitability and shareholder value of MyTravelGuide.com.

Duration and Pricing

Completion of the first two phases would require 45 business days as follows:

Phase I: 15 days

Phase II: 20 days (to be finalized based on third-party proposals)

Contingency: 10 days (to allow for market research)

The total price would be $30,000, payable $15,000 in cash and 15,000 shares of the company.